BLUE BIRD DELIVERS STRONG
FISCAL 2019 SECOND QUARTER RESULTS;
PROFITABILITY IMPROVING

GAAP net loss $(0.7) million,
GAAP Diluted EPS of $(0.03)
Adjusted EBITDA of $12.2 million, up $2.2 million from prior year
Adjusted Diluted EPS of $0.15, same as prior year
FY2019 Guidance Reaffirmed

Macon, GA, May 9, 2019 – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today its fiscal 2019 second quarter results. Compared with prior year, Blue Bird improved Adjusted EBITDA by $2.2 million, or 22%, in the quarter to $12.2 million, despite higher commodity costs and lower volume. Diluted EPS was slightly lower than last year, down 7 cents. Adjusted Diluted EPS was the same as last year.

Highlights

(in millions except EPS data)	Three Months Ended March 30, 2019	B/(W) 2018	Six Months Ended March 30, 2019	B/(W) 2018
Unit Sales	2,271	(170)	3,871	(275)
GAAP Measures:
Revenue	$211.6	$(5.0)	$366.6	$(12.6)
Net loss	$(0.7)	$(2.5)	$(1.9)	$4.1
Diluted loss per share	$(0.03)	$(0.07)	$(0.07)	$0.24
Non-GAAP Measures[1]:
Adjusted EBITDA	$12.2	$2.2	$19.4	$2.3
Adjusted Net Income	$3.9	$(0.7)	$5.2	$0.9
Adjusted Diluted Earnings per Share	$0.15	$—	$0.19	$0.07
1 Reconciliation to relevant GAAP metrics shown below

“We are pleased with our second quarter performance and our continued progress in key areas of the business," said Phil Horlock, President and Chief Executive Officer of Blue Bird Corporation. “The bus pricing we took in late fiscal 2018 to offset rapidly-increasing commodity costs has taken hold as expected, resulting in a 4% increase in net revenue per bus in the second quarter, compared with last year. We achieved significant structural cost reductions from the Transformational Initiatives we started last year, and expect continued gains through FY2019 from the implementation of these plans. The lower volume was unfortunate with one supplier hitting us with parts shortages late in the quarter. This left us short of 182 buses in the second quarter, worth about $2 million profit, which we will now book in the third quarter. We are pleased to reaffirm our FY2019 full-year revenue guidance of $990 - $1,025 million and Adjusted EBITDA guidance of $80 - 85 million.

"We are focused on delivering differentiated and innovative products that customers want and value, as demonstrated by our continued growth in alternative-fuel bus sales. Our year-to-date bookings and firm order backlog in this segment are 24% above last year, representing a record 46% mix of our total sales and backlog. With the broadest range of alternative-fuel school bus offerings in the market, offered at the lowest emission levels, we are the clear product and sales leader in the fastest growing segment of the business.

"Despite the significant capital investments that we are making this year in our all-new, robotic paint facility, we will continue to generate positive cash flow and are reaffirming our full year Adjusted Free Cash Flow guidance of $24 - $28 million."

Fiscal 2019 Second Quarter Results

Net Sales
Net sales were $211.6 million for the second quarter of fiscal 2019, a decrease of $5.0 million, or 2.3%, from prior year period. Bus unit sales were 2,271 units for the quarter compared with 2,441 units for the same period last year. The 170 unit reduction is more than explained by delayed bookings from second quarter to third quarter due to parts shortages by one supplier late in the quarter.

Gross Profit
Second quarter gross profit of $26.0 million represented an increase of $4.3 million from the second quarter of last year. Gross profit margin improved 2.3 points to 12.3%.

Net Loss
Net loss was $0.7 million for the second quarter of fiscal 2019, representing a decrease in profit of $2.5 million compared with the same period last year.

Adjusted Net Income
Adjusted Net Income was $3.9 million, representing a decrease of $0.7 million compared with the same period last year.

Adjusted EBITDA
Adjusted EBITDA was $12.2 million, representing an increase of $2.2 million compared with the second quarter last year. Bus pricing and cost reductions more than offset the impact of commodity-cost headwinds and lower volume.

Year-to-Date 2019 Results

Net Sales
Net sales were $366.6 million for the six months ended March 30, 2019, a decrease of $12.6 million, or 3.3%, compared with the prior year. Bus unit sales were 3,871 units for the six months ended March 30, 2019 compared with 4,146 units for the same period last year.

Gross Profit
Full year gross profit was $45.1 million, an increase of $2.7 million from the prior year.

Net Income
Net income was $1.9 million for the six months ended March 30, 2019, which was $4.1 million above the same period in the prior year.

Adjusted Net Income
Adjusted Net Income was $5.2 million, representing an increase of $0.9 million compared with the prior year.

Adjusted EBITDA
Adjusted EBITDA was $19.4 million for the six months ended March 30, 2019, an increase of $2.3 million from the prior year.

Conference Call Details

Blue Bird will discuss its second quarter 2019 results and other related matters in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•
Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•	Participants desiring audio only should dial 1-800-239-9838 or 1-323-794-2551

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow” because management views these metrics as a useful way to look at the performance of our operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income prior to discontinued operations income or loss, interest income, interest expense including the component of lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents interest expense on lease liabilities, income taxes, depreciation and amortization including the component of lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents amortization charges on right-to-use lease assets, and disposals, as adjusted to add back certain charges that we may record each year, such as stock-compensation expense, as well as non-recurring charges such as (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. We believe these expenses are non-recurring charges and not considered an indicator of ongoing company performance. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted Net Income is net income as adjusted to add back certain costs as mentioned above. Adjusted diluted earnings per share represents Adjusted Net Income available to common stockholders by diluted weighted average common shares outstanding (as if we had GAAP net income during the respective period). Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are not measures of performance defined in accordance with GAAP. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined in the preceding paragraph. We believe the non-GAAP metrics offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define free cash flow as net cash provided by/used in operating activities minus cash paid for fixed assets. We define adjusted free cash flow as free cash flow minus cash paid for (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. We use free cash flow and adjusted free cash flow, and ratios based on both, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets are a necessary component of ongoing operations. In limited circumstances in which proceeds from sales of fixed assets exceed purchases, free cash flow would exceed cash flow from operating activities. However, since we do not anticipate being a net seller of fixed assets, we expect free cash flow to be less than cash flows from operating activities.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Forward-looking statements in this document also may include, but are not limited to, statements regarding the pricing of the share repurchase, the potential tender offer by Blue Bird for shares of its common stock, and the benefits and timing of any potential tender offer. Many risks, contingencies and uncertainties could cause actual results to differ materially from Blue Bird’s forward-looking statements. Among these factors are the risk that Blue Bird may decide not to commence the tender offer, and that if Blue Bird does commence a tender offer, that the offer may not be completed.

Contact:
Mark Benfield
Investor Relations & Government Affairs
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	March 30, 2019	September 29, 2018
Assets
Current assets
Cash and cash equivalents	$25,600	$60,260
Accounts receivable, net	8,272	24,067
Inventories	125,940	57,333
Other current assets	11,624	8,183
Total current assets	$171,436	$149,843
Property, plant and equipment, net	92,485	66,054
Goodwill	18,825	18,825
Intangible assets, net	56,279	55,472
Equity investment in affiliate	11,439	11,123
Deferred tax assets	4,494	4,437
Other assets	412	1,676
Total assets	$355,370	$307,430
Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$112,886	$95,780
Warranty	8,608	9,142
Accrued expenses	28,549	21,935
Deferred warranty income	8,169	8,159
Other current liabilities	6,023	3,941
Current portion of long-term debt	9,900	9,900
Total current liabilities	$174,135	$148,857
Long-term liabilities
Revolving credit facility	$20,000	$—
Long-term debt	177,729	132,239
Warranty	12,912	13,504
Deferred warranty income	14,732	15,032
Other liabilities	13,225	5,121
Pension	20,227	21,013
Total long-term liabilities	$258,825	$186,909
Stockholders' deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 and 93,000 issued with liquidation preference of $0 and $9,300 at March 30, 2019 and September 29, 2018, respectively	$—	$9,300
Common stock, $0.0001 par value, 100,000,000 shares authorized, 26,440,663 and 27,259,262 shares outstanding at March 30, 2019 and September 29, 2018, respectively.	3	3
Additional paid-in capital	81,889	70,023
Accumulated deficit	(71,842)	(69,235)
Accumulated other comprehensive loss	(37,379)	(38,427)
Treasury stock, at cost, 1,782,568 and 0 shares at March 30, 2019 and September 29, 2018, respectively	(50,261)	—
Total stockholders' deficit	$(77,590)	$(28,336)
Total liabilities and stockholders' deficit	$355,370	$307,430

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
(in thousands except for share data)	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net sales	$211,642	$216,628	$366,568	$379,177
Cost of goods sold	185,688	194,960	321,504	336,861
Gross profit	$25,954	$21,668	$45,064	$42,316
Operating expenses
Selling, general and administrative expenses	22,928	18,280	40,201	43,737
Operating profit (loss)	$3,026	$3,388	$4,863	$(1,421)
Interest expense	(3,998)	(1,826)	(6,872)	(3,278)
Interest income	—	2	9	17
Other (expense) income, net	(275)	559	(624)	268
(Loss) income before income taxes	$(1,247)	$2,123	$(2,624)	$(4,414)
Income tax benefit (expense)	179	(471)	415	(1,823)
Equity in net income of non-consolidated affiliate	395	184	316	234
Net (loss) income	$(673)	$1,836	$(1,893)	$(6,003)

Earnings per share:
Net (loss) income (from above)	$(673)	$1,836	$(1,893)	$(6,003)
Less: preferred stock dividends	—	763	—	1,533
Net (loss) income available to common stockholders	$(673)	$1,073	$(1,893)	$(7,536)

Basic weighted average shares outstanding	26,595,280	23,899,772	26,449,072	23,911,909
Diluted weighted average shares outstanding	26,595,280	25,127,082	26,449,072	23,911,909

Basic (loss) earnings per share	$(0.03)	$0.04	$(0.07)	$(0.32)
Diluted (loss) earnings per share	$(0.03)	$0.04	$(0.07)	$(0.32)

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
(in thousands of dollars)	March 30, 2019	March 31, 2018
Cash flows from operating activities
Net loss	$(1,893)	$(6,003)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,844	4,173
Non-cash interest expense	2,451	384
Share-based compensation	2,045	1,510
Equity in net income of affiliate	(316)	(234)
Loss on disposal of fixed assets	27	78
Deferred taxes	83	1,098
Amortization of deferred actuarial pension losses	1,379	1,760
Foreign currency hedges	109	(1,036)
Changes in assets and liabilities:
Accounts receivable	15,795	(2,042)
Inventories	(68,607)	(29,232)
Other assets	(3,992)	(335)
Accounts payable	16,378	9,151
Accrued expenses, pension and other liabilities	4,925	(12,329)
Total adjustments	$(24,879)	$(27,054)
Total cash used in operating activities	$(26,772)	$(33,057)
Cash flows from investing activities
Cash paid for fixed and acquired intangible assets	(22,706)	(7,021)
Total cash used in investing activities	$(22,706)	$(7,021)
Cash flows from financing activities
Borrowings under the revolving credit facility	$20,000	$—
Borrowings under the senior term loan	50,000	—
Repayments under the senior term loan	(4,950)	(4,000)
Cash paid for capital leases	—	(77)
Payment of dividends on preferred stock	—	(1,533)
Cash paid for employee taxes on vested restricted shares and stock option exercises	(602)	(571)
Proceeds from exercises of warrants	740	9,504
Common stock repurchases under share repurchase programs	—	(15,512)
Tender offer repurchase of common stock and preferred stock	(50,370)	—
Total cash provided by (used in) financing activities	$14,818	$(12,189)
Change in cash and cash equivalents	(34,660)	(52,267)
Cash and cash equivalents, beginning of period	60,260	62,616
Cash and cash equivalents, end of period	$25,600	$10,349

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net (loss) income	$(673)	$1,836	$(1,893)	$(6,003)
Adjustments:
Discontinued operations loss (income)	—	6	—	(81)
Interest expense, net (1)	4,102	1,824	7,070	3,261
Income tax (benefit) expense	(179)	471	(415)	1,823
Depreciation, amortization, and disposals (2)	2,833	2,169	5,240	4,280
Operational transformation initiatives	3,270	3,420	3,514	10,378
Foreign currency hedges	—	(1,036)	109	(1,036)
Share-based compensation	1,193	886	2,045	1,510
Product redesign initiatives	1,652	455	3,802	3,029
Other	4	17	(53)	(44)
Adjusted EBITDA	$12,202	$10,048	$19,419	$17,117
Adjusted EBITDA margin (percentage of net sales)	5.8%	4.6%	5.3%	4.5%

(1) Includes $0.1 million and $0.2 million for the three and six months ended March 30, 2019, representing interest expense on lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.2 million and $0.3 million for the three and six months ended March 30, 2019, representing amortization charges on right-to-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net cash provided by (used in) operating activities	$21,436	$751	$(26,772)	$(33,057)
Cash paid for fixed and acquired intangible assets	(11,919)	(3,572)	(22,706)	(7,021)
Free cash flow	$9,517	$(2,821)	$(49,478)	$(40,078)
Cash paid for product redesign initiatives	(1,652)	(455)	(3,802)	(3,029)
Cash paid for operational transformation initiatives	(3,270)	(3,420)	(3,514)	(10,378)
Adjusted free cash flow	14,439	1,054	(42,162)	(26,671)

Reconciliation of Net (Loss) Income to Adjusted Net Income

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net (loss) income	$(673)	$1,836	$(1,893)	$(6,003)
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	2,453	2,565	2,636	7,784
Product redesign initiatives	1,239	341	2,852	2,272
Foreign currency hedges	—	(777)	82	(777)
Share-based compensation	895	665	1,534	1,133
Discontinued operations loss (income)	—	5	—	(61)
Other	3	13	(40)	(33)
Adjusted net income, non-GAAP	$3,916	$4,647	5,170	4,314
Less: preferred stock dividends	—	763	—	1,533
Adjusted net income available to common stockholders, non-GAAP	$3,916	$3,884	5,170	2,781

(1) Amounts are net of estimated statutory tax rates of 25%.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Six Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Diluted (loss) earnings per share	$(0.03)	$0.04	$(0.07)	$(0.32)
One-time charge adjustments, net of tax benefit or expense	0.18	0.11	0.26	0.44
Adjusted diluted earnings per share, non-GAAP (1)	$0.15	$0.15	$0.19	$0.12
Weighted average dilutive shares outstanding (2)	26,915,502	25,127,082	27,023,021	23,911,909

(1) Numerator is adjusted net income, non-GAAP for the three and six months ended March 30, 2019. Numerator is adjusted net income available to common stockholders, non-GAAP for the three and six months ended March 31, 2018.
(2) Weighted average dilutive shares outstanding excluded 320,222 and 573,949 shares for the three and six months ended March 30, 2019, respectively, and 1,249,861 for the six months ended March 31, 2018 as their effect would be anti-dilutive, but were included in the adjusted diluted earnings per share, non-GAAP calculation as their effect was dilutive.